EXHIBIT 10.3

Participant Name:	###PARTICIPANT_NAME###
Employee Number:	###EMPLOYEE_NUMBER###
Grant Name:	###GRANT_NAME###
Issue Date:	###GRANT_DATE###

Total Award:	###TOTAL_AWARDS###

###VEST_SCHEDULE_TABLE###

PROVIDENT FINANCIAL SERVICES, INC.
2024 LONG-TERM EQUITY INCENTIVE PLAN

EQUITY GRANT AGREEMENT

TERMS AND CONDITIONS OF GRANTS
1. Provident Financial Services, Inc. (the “Company”) has granted ###PARTICIPANT_NAME###  (the “Participant”) an Award (the “Award”) of ###TOTAL_AWARDS### shares of common stock,  pursuant to the Company’s 2024 Long-Term Equity Incentive Plan (the “Plan”), consisting of Restricted Stock shares (the “Shares”) with respect to the common stock (the “Common Stock”) of the Company, subject to the terms and conditions of this Equity Grant Agreement (the “Agreement”) and the Plan.  Except where the context otherwise requires, the term “Company” shall include all present and future subsidiaries of the Company as defined in Sections 424(e) and 424(f) of the Internal Revenue Code of 1986, as amended or replaced from time to time (the “Code”).
2. Capitalized terms used herein but not defined shall have the same meaning as in the Plan. A copy of the Plan has been provided to the Participant and the Plan document is a material part of this Agreement.  In the event of any inconsistency between this Agreement and the Plan, the terms of the Plan will control.
3. All Awards are forfeitable until the Participant’s right to retain such Shares has accrued in accordance with performance-vesting schedule noted below (the “Vesting Schedule”).  Appendix A provides information related to the performance goals of this grant.
4. All Shares awarded hereunder may be certificated or issued in electronic form, in the sole discretion of the Company.  All Shares shall remain in the possession of the Company or its Agent until such shares become vested. After Shares become vested, the Company shall promptly deliver the Shares to the Participant, either electronically or through the issuance of a stock certificate representing the Participant’s vested Shares.
5. Awards are subject to performance-vesting as set forth on the Vesting Schedule noted below. Appendix A provides information related to the performance goals for the vesting of Awards under this grant.

Performance-Vesting Awards.  Notwithstanding the Vesting Schedule, all Shares that vest based upon attaining performance criteria (the “Performance-Vesting Awards”) may become vested upon the Participant’s (i) death; (ii) Disability; (iii) Retirement; or (iv) Involuntary Termination following a Change in Control, provided that, any performance measure attached to an Award under the Plan shall be deemed satisfied as of the date of the Change in Control.
In the event of a Retirement of the Participant during the performance period a portion of the Performance-Vesting Awards may vest, so long as the vesting is not accelerated but shall occur at the end of the performance period, and will be prorated, based on the period of the Participant’s active employment.
Upon the Participant’s termination of employment for any reason (other than death, Disability or Retirement or Involuntary Termination following a Change in Control) before the end of the term of the Vesting Schedule, then all unvested Performance-Vesting Awards shall be forfeited to the Company and the Company shall cancel the certificates, if any, representing such forfeited Shares on its books.  The Committee shall have sole authority and discretion to determine whether the Participant’s service has been terminated by reason of Disability, Retirement or Involuntary Termination following a Change in Control.
6. Except as otherwise provided in the Plan or this Agreement including Part I, Awards shall not confer upon the holder thereof any rights as a stockholder of the Company prior to the date on which the individual fulfills all conditions for receipt of such rights.
7. Neither a Participant nor any other person shall, by reason of participation in the Plan, acquire any right in or title to any assets, funds or property of the Company or any Subsidiary whatsoever, including any specific funds, assets, or other property which the Company or any Subsidiary, in its sole discretion, may set aside in anticipation of a liability under the Plan.  A Participant shall have only a contractual right to the Shares of Common Stock or amounts, if any, payable or distributable under the Plan, unsecured by any assets of the Company or any subsidiary, and nothing contained in the Plan shall constitute a guarantee that the assets of the Company or any Subsidiary shall be sufficient to pay any benefits to any person.
8. No individual shall have the right to be selected to receive an Award under the Plan, or having been so selected, to receive a future Award under the Plan.  This Agreement shall not be deemed to constitute a contract of employment between the parties hereto, nor shall any provision hereof restrict the right of the Company or the Bank to discharge the Participant or restrict the right of the Participant to terminate his or her employment.
9. This Agreement may not be amended or otherwise modified unless evidenced in writing and signed by the Company and the Participant.
10. The Participant hereby agrees to accept as binding, conclusive, and final, all decisions and interpretations of the Committee upon any questions arising under the Plan.
11. As a condition to the issuance of Shares under this Award, the Participant authorizes the Company to deduct from the settlement of an Award any taxes required to be withheld by the Company under federal, state, or local law as a result of the receipt or settlement of this Award.  In the sole discretion of the Company, the Participant may remit to the Company cash or shares to pay the taxes owed on the settlement of any Award hereunder, in lieu of the withholding described in the previous sentence and/or direct the Company to satisfy up to the Participant’s highest marginal tax rate of required federal, state and local tax withholding with respect to the issuance of Shares under this Award.
12. Awards may not be exercised if the issuance of Shares upon such exercise would constitute a violation of any applicable federal or state securities or other law or regulation.  The Participant, as a condition to exercising the Awards, shall represent to the Company that the Shares that he/she acquires pursuant to such exercise are being acquired by such Participant for investment and not with a present view to distribution or resale, unless counsel for the Company is then of the opinion that such a representation is not required under the Securities Act or any other applicable law, regulation, or rule of any governmental agency.
13. Each type of Award made under this Agreement shall be subject to the additional provisions set forth in Part I below.
14. The Award is subject to reduction, cancellation, forfeiture or recoupment upon the occurrence of certain specified events, in addition to any otherwise applicable vesting or performance conditions of the Award. Such events include, but are not limited to, termination of employment for Cause, termination of the Participant’s provision of Services to the Company or any Subsidiary, violation of material Company or Subsidiary policies, breach of noncompetition, confidentiality, or other restrictive covenants that may apply to the Participant, or other conduct of the Participant that is detrimental to the business or reputation of the Company or any Subsidiary.
If the Company is required to prepare an accounting restatement due to the material noncompliance of the Company, as a result of misconduct, with any financial reporting requirement under the federal securities laws, any Participant who is subject to automatic forfeiture under Section 304 of the Sarbanes-Oxley Act of 2002 shall reimburse the Company the amount of any payment in settlement of all or any portion of this Award if such Award was earned or accrued during the twelve month period following the first public issuance or filing with the SEC (whichever first occurred) of the financial document embodying such financial reporting requirement.
In addition, this Award is subject to any clawback policy adopted by the Board of Directors from time to time, whether pursuant to the provisions of Section 954 of the Dodd-Frank Act, implementing regulations thereunder, or otherwise.
15. The Participant acknowledges he or she has read the Plan which can be found in Shareworks under the Documents tab and represents that he or she is familiar with the terms and provisions thereof.  The Participant hereby accepts the Awards made by this Agreement, effective as of the date of grant, subject to all the terms and provisions of the Plan.
PROVIDENT FINANCIAL SERVICES, INC.

PART I: RESTRICTED STOCK
Performance-Vesting Awards
1. For Performance-Vesting Awards, dividends or distributions declared and paid with respect to unvested Shares of Restricted Stock subject to the Award shall not be paid to the Participant; however, cash dividends shall accrue and shall be paid to the Participant on Shares issued to the Participant for Performance-Vesting Awards if and when they vest.
2. The Participant shall not have the right to vote the unvested Shares of Restricted Stock that are Performance-Vesting Awards.
3. The vested Shares of Restricted Stock awarded hereunder may be certificated or issued in electronic form, in the sole discretion of the Company.  The Restricted Stock awarded to the Participant shall not be sold, assigned, transferred, pledged, or otherwise encumbered by the Participant until such Restricted Stock has vested.
4. At the time the Restricted Stock vests based on achievement of the performance-based conditions to vesting, the Company shall deliver to the Participant (or if the Restricted Stock is deemed to vest due to the Participant’s death, to the Participant’s beneficiary) Shares of Common Stock of the Company representing the number of shares earned, absent any restrictions that may have been imposed under the Plan.
5. Generally, upon vesting of the Shares of Restricted Stock, the Participant will recognize ordinary income tax, which will be included on the Participant’s IRS Form W-2 (if the Participant is an employee) or on IRS Form 1099 (if the Participant is not an employee) for the calendar year in which the vesting occurs.  The Participant acknowledges that the Company has advised the Participant of the possibility of making an election under Code Section 83(b) with respect to the Restricted Stock and has recommended that the Participant consult a qualified tax advisor regarding the desirability of making such an election in light of the Participant’s individual circumstances.
APPENDIX A

Performance Goals	Threshold	Target	Maximum

4